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NRG                                                              NEWS
                                                                 RELEASE

FOR IMMEDIATE RELEASE

    NRG ENERGY FILES REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION

         MINNEAPOLIS (April 19, 2000) NRG Energy, Inc., a wholly owned subsidiary of Northern States Power Company (NYSE:NSP), announced today that it has filed a registration statement with the Securities and Exchange Commission
(SEC) for an initial public offering of 18 percent of its common stock. The maximum aggregate offering price of the common stock covered by the registration statement is $600 million. All proceeds from the offering will remain with NRG Energy.
         The offering will be managed by Salomon Smith Barney Inc. Additional underwriters include Credit Suisse First Boston; ABN AMRO Rothschild; Banc of America Securities LLC; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; and Morgan Stanley Dean Witter.
         A registration statement relating to the securities in this offering has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
         NRG Energy (www.nrgenergy.com) is a leading global energy company primarily engaged in the acquisition, development, ownership and operation of power generation facilities. NRG Energy owns all or a portion of 57 power generation projects with a total generating capacity of more than 23,000 MW; its net ownership interest in these projects exceeds 13,000 MW. NRG Energy's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse derived fuel and geothermal energy.
         Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.

CONTACT:
Frank Rapley
Communications Director
612.373.8892

Dan Dokken
Executive Director, Investor Relations
612.373.5336